Exhibit 10.14

AMENDED AND RESTATED

SONIC CORP. EXECUTIVE SEVERANCE PLAN

Section 1. Establishment, Objectives, and Duration

1.1. Establishment of the Amended and Restated Plan. Sonic initially established the Plan effective April 22, 2009 (the “Effective Date”), which is hereby amended and restated in its entirety by this Amended and Restated Sonic Corp. Executive Severance Plan effective November 1, 2012.

1.2. Objective of the Plan. The objective of the Plan is to enhance the long-term financial security of selected executives of the Corporation through the provision of severance benefits, including enhanced benefits following a Change in Control. The Plan is further intended to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Corporation’s success.

1.3. Duration of the Plan. The Plan shall remain in effect until such time as the Committee amends or terminates the Plan pursuant to Section 7 hereof.

Section 2. Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1. “Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes Sonic and any trade or business (whether or not incorporated) that is under common control with Sonic (within the meaning of Section 414(c) of the Code); provided, however, that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations, for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

2.2. “Annual Base Salary” means a Participant’s annual base salary from the Corporation, including any compensation reduction contributions made with respect to the Corporation’s 401(k) Plan and any plan maintained by the Corporation pursuant to Section 125 of the Code, but excluding all bonuses, incentive compensation, expense reimbursements and severance pay.

2.3. “Board” means the Board of Directors of Sonic.

2.4. “Cause” means a determination by the Plan Administrative Committee of:

(a) the willful and intentional failure by a Participant to substantially or satisfactorily perform the Participant’s duties hereunder, other than any failure resulting from the Participant’s incapacity due to physical or mental incapacity;

(b) the commission by a Participant, in connection with the Participant’s employment by the Corporation, of an illegal act or any act (though not illegal) which is not in the ordinary course of the Participant’s responsibilities and exposes the Corporation to a significant level of undue liability;

(c) any act or omission that constitutes a material breach by a Participant of any of the Participant’s obligations as an employee of the Corporation;

(d) a Participant’s conviction of, or plea of nolo contendere to, any felony or another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Corporation or otherwise impair or impede its operations;

(e) a Participant’s engaging in any act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Corporation or any of its subsidiaries or affiliates; or

(f) a Participant’s material breach of a written policy of the Corporation or the rules of any governmental or regulatory body applicable to the Corporation, or (vi) any other willful misconduct by a Participant which is materially injurious to the financial condition or business reputation of the Corporation or any of its subsidiaries or affiliates.

2.5. “Change in Control” means:

(a) any consolidation or merger of Sonic in which Sonic is not the continuing or surviving corporation or pursuant to which shares of Sonic’s capital stock would convert into cash, securities or other property, other than a merger of Sonic in which the holders of Sonic’s capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger;

(b) any sale, lease, exchange or other transfer (whether in one transaction or a series of related transactions) of all or substantially all of the assets of Sonic;

(c) the stockholders of Sonic approve any plan or proposal for the liquidation or dissolution of Sonic;

(d) any person (as used in Section 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13D-3 under the Exchange Act) of 50% or more of Sonic’s outstanding capital stock;

(e) during any period of two consecutive years, individuals who at the beginning of that period constitute the entire Board cease for any reason to constitute a majority of the Board, unless the election or the nomination for election by Sonic’s stockholders of each new director received the approval of the Board by a vote of at least two-thirds of the directors then and still in office and who served as directors at the beginning of the period; or

(f) The Corporation becomes a subsidiary of any other corporation (the “Subsidiary Transaction”), other than a corporation in which the holders of the Corporation’s capital stock immediately prior to the Subsidiary Transaction have the same proportionate ownership of capital stock of the parent corporation immediately after the Subsidiary Transaction.

2.6. “Change in Control Termination” means an Eligible Termination or a Separation from Service due to a Participant’s resignation for Good Reason, occurring within the first 12 months subsequent to a Change in Control.

2.7. “Claims Reviewer” means the Vice President of People of Sonic or such individual’s delegate.

2.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

2.9. “Committee” means the Compensation Committee of the Board, as it is constituted from time to time, or any successor committee.

2.10. “Comparable Employment” means employment with a Purchaser that, if accepted, would provide a Participant with substantially equivalent Annual Base Salary and a substantially equivalent bonus opportunity.

2.11. “Confidential Information” means the unique, proprietary and confidential information of the Corporation, consisting of: (a) confidential financial information regarding the Corporation, (b) confidential recipes for food products; (c) confidential and copyrighted plans and specifications for interior and exterior signs, designs, layouts and color schemes; (d) confidential methods, techniques, formats, systems, specifications, procedures, information, trade secrets, sales and marketing programs; (e) knowledge and experience regarding the operation and franchising of Sonic drive-in restaurants; (f) the identities and locations of Sonic’s franchisees, Sonic drive-in restaurants, and suppliers to Sonic’s franchisees and drive-in restaurants; (g) knowledge, financial information, and other information regarding the development of franchised and company-store restaurants; (h) knowledge, financial information, and other information regarding potential acquisitions and dispositions; and (i) any other confidential business information of the Corporation.

2.12. “Corporation” means Sonic and all of its Affiliates.

2.13. “Director” means any individual who is a member of the Board.

2.14. “Disability” means the inability of a Participant to render the services required of him or her, with or without reasonable accommodations, as a result of physical or mental incapacity.

2.15. “Effective Date” has the meaning set forth in Section 1.1.

2.16. “Eligible Termination” means a Separation from Service by the Corporation for any reason other than death or Cause, and shall specifically include a Separation from Service as a result of Disability.

2.17. “Employee” means any individual who is an employee of the Corporation.

2.18. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.19. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

2.20. “FAA” has the meaning set forth in Section 11.3(a).

2.21. “Good Reason” means:

(a) the assignment to a Participant of duties materially inconsistent with the Participant’s position, office, duties, responsibilities and status with the Corporation immediately prior to a Change in Control, except in connection with the Participant’s Separation from Service by the Corporation for Disability or Cause or as a result of the Participant’s death or by the Participant other than for Good Reason as set forth herein;

(b) a reduction by the Corporation in a Participant’s Annual Base Salary as in effect as of the date the Participant becomes subject to this Plan or as the same may be increased from time-to-time during the term of the Participant’s employment by the Corporation;

(c) the failure of the Corporation to provide a Participant with substantially the same fringe benefits (including, without limitation, life insurance plans, medical or disability plans, retirement plans, incentive plans, stock option plans, stock purchase plans, stock ownership plans, or bonus plans) that were provided to the Participant immediately prior to the Change in Control, or with a package of fringe benefits that, if one or more of such benefits varies from those in effect immediately prior to such Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole;

(d) a Participant’s relocation to any place more than 50 miles from the location at which the Participant performed the Participant’s duties prior to a Change in Control, except for required travel by the Participant on the Corporation’s business to an extent substantially consistent with the Participant’s business travel obligations at the time of the Change in Control;

(e) any failure by the Corporation to provide a Participant with the same number of paid vacation days to which the Participant is entitled at the time of the Change in Control; or

(f) the failure of a successor to the Corporation to assume the obligation of this Plan.

2.22. “Ineligible Termination” means a Separation from Service (i) by the Corporation for Cause; (ii) by a Participant for any reason (other than for Good Reason in connection with a Change in Control Termination); or (iii) by reason of a Participant’s death.

2.23. “Participant” means an Employee selected to participate in the Plan pursuant to Section 4 hereof.

2.24. “Payment Date” shall have the meaning ascribed to such term in Section 5.6 hereof.

2.25. “Plan” means the Sonic Corp. Executive Severance Plan, as amended and restated by this Amended and Restated Sonic Corp. Executive Severance Plan effective November 1, 2012.

2.26. “Plan Administrative Committee” has the meaning set forth in Section 3.1 hereof.

2.27. “Purchaser” shall have the meaning ascribed to such term in Section 5.1(c) hereof.

2.28. “Release” shall have the meaning ascribed to such term in Section 5.6 hereof.

2.29. “Rules” has the meaning set forth in Section 11.3(a).

2.30. “Senior Management” means the Chief Executive Officer, President and any other Sonic officers designated by the Board as Senior Management for purposes of this Plan.

2.31. “Separates from Service” or “Separation from Service” means a “separation from service” with the Corporation for purposes of Section 409A of the Code, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h) or the successor regulation thereto.

2.32. “Severance Benefits” means the benefits payable to a Participant under Section 5.2.

2.33. “Sonic” means Sonic Corp., a Delaware corporation, and any successor thereto.

2.34. “Specified Employee” means a “specified employee” within the meaning of the default rules of Section 409A(a)(2)(B)(i) of the Code, unless and until Sonic establishes a methodology for determining specified employees, in which case that methodology shall govern.

Section 3. Administration

3.1. The Administrator. The Plan shall be administered by the Plan Administrative Committee. The Plan Administrative Committee shall consist of the General Counsel, the Vice President of People, and at least one other Employee appointed by the General Counsel.

3.2. Authority of the Administrator. Except as limited by law and subject to the provisions of the Plan, the Plan Administrative Committee shall have full power and authority, in its sole discretion, to:

(a) determine a Participant’s eligibility for Severance Benefits and the amount of such Severance Benefits;

(b) construe and interpret the Plan, determine all questions arising in connection with the Plan, and to resolve ambiguities, inconsistencies and omissions in the text of the Plan;

(c) adopt, implement, amend, waive or rescind such rules and regulations as the Plan Administrative Committee may deem appropriate for the proper administration or operation of the Plan;

(d) make all factual or other determinations and take all other actions as may be necessary, appropriate or advisable for the administration or operation of the Plan; and

(e) employ and rely on legal counsel, actuaries, accountants and other agents as may be deemed advisable to assist in the administration of the Plan.

As permitted by law, the Plan Administrative Committee may delegate to any individual its authority, or any part thereof, as it deems necessary, appropriate or advisable for proper administration or operation of the Plan. If any member of the Plan Administrative Committee is a Participant, such member shall not resolve, or participate in the resolution of, any matter relating specifically to such member’s eligibility to participate in the Plan or the calculation or determination of such member’s Severance Benefits under the Plan.

3.3. Decisions Binding. All determinations, interpretations, decisions or other actions made or taken by the Plan Administrative Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee and the Plan Administrative Committee shall be final, conclusive and binding for all purposes and upon all persons, including without limitation Sonic, Sonic’s shareholders, Directors, Employees, Participants, and Participants’ estates and beneficiaries.

Section 4. Eligibility and Participation

4.1. Eligibility. All Employees of the Corporation who are at the level of Vice President or above and who do not have a written employment contract with the Corporation that provides for severance benefits, including Employees who are also Directors, are eligible to participate in this Plan.

4.2. Participation. Participation in the Plan is expressly conditioned on the eligible Employee signing and returning to Sonic an agreement acknowledging his or her voluntary consent to the terms and conditions of the Plan (including, but not limited to, the arbitration provisions of Section 11.3) substantially in the form set forth in Annex A hereto.

4.3. Termination of Participation. A Participant shall cease to be a Participant upon the earliest to occur of:

(a) the Participant’s receipt of all Severance Benefits to which he or she is entitled under the Plan;

(b) the Participant’s Ineligible Termination;

(c) the effective date of an employment agreement or other written agreement that provides for severance benefits between the Participant and the Corporation;

(d) subject to Section 7, termination of the Plan; or

(e) the Participant ceases to be at the level of Vice President or above.

Section 5. Severance Benefits

5.1. Eligibility for Severance Benefits.

(a) If a Participant Separates from Service with the Corporation in an Eligible Termination or a Change in Control Termination, the Participant shall receive Severance Benefits in the amount determined under Section 5.2.

(b) If a Participant Separates from Service with the Corporation in an Ineligible Termination, the Participant shall not be entitled to receive Severance Benefits.

(c) Notwithstanding anything herein to the contrary, a Participant’s Separation from Service shall constitute an Ineligible Termination rather than an Eligible Termination if the Participant, prior to his or her Separation from Service, (i) is employed by or otherwise provides services for compensation to an Affiliate or a division or business unit of the Corporation that is sold in whole or in part to an entity that is not a Affiliate of Sonic or otherwise affiliated with Sonic (such as a joint venture of which Sonic or a Affiliate is a member, owner or partner) (the “Purchaser”), whether by sale of stock or assets, and (ii) is offered Comparable Employment with such Purchaser, whether or not the Participant actually accepts such Comparable Employment with the Purchaser.

(d) Participants who are offered and accept a position with a Purchaser shall be deemed to have Separated from Service in an Ineligible Termination, even if such position does not constitute Comparable Employment. Upon initial employment with a Purchaser, whether or not in Comparable Employment, all rights of the Participant under this Plan shall terminate, and no Severance Benefits shall be payable hereunder.

5.2. Amount of Severance Benefits.

(a) If a Participant incurs an Eligible Termination, the Corporation shall provide to such Participant the following Severance Benefits:

(i) For Senior Management, the Corporation shall continue to be obligated to pay 12 months’ of the Participant’s Annual Base Salary, payable in 24 equal installments. The Corporation shall not be obligated to provide any other compensation or benefits, except to the extent required by law.

(ii) For all Participants other than Senior Management, the Corporation shall continue to be obligated to pay six months’ of the Participant’s Annual Base Salary, payable in 12 equal installments; provided, however, upon Disability, each installment shall be reduced by any benefit payment the Participant is entitled to receive under Sonic’s group disability insurance plan during the corresponding payroll period, on a tax-adjusted basis. The Corporation shall not be obligated to provide any other compensation or benefits, except to the extent required by law.

(b) If a Participant incurs a Change in Control Termination, then the Corporation shall be obligated to pay to the Participant an amount equal to two times the Participant’s Severance Benefits payable under paragraph 5.2(a) above.

(c) Notwithstanding anything to the contrary, a Participant hereunder shall be ineligible to participate in or receive benefits under any other severance or termination plan, program or arrangement of the Corporation. The amount of a Participant’s Severance Benefits hereunder shall not be reduced by the amount or value of any compensation or benefits payable to the Participant with respect to services performed after an Eligible Termination, and the Participant shall be under no obligation to seek subsequent employment or to mitigate the damages resulting from such Eligible Termination. Notwithstanding the previous sentence, all payments required to be made under the terms of this Plan, other than payments due in the event of a Change in Control Termination under Section 5.2(b), shall cease 30 days after the acceptance by the Participant of employment by another employer. The Participant shall be obligated to provide written notification in a timely manner to the Plan Administrative Committee of Participant’s acceptance of subsequent employment.

(d) Limitation on Severance Payments.

(i) Notwithstanding any provision of this Plan, if any portion of the severance payments under this Section V or other payment under this Plan together with any other payments or compensation which a Participant has a right to receive from the Corporation or its affiliates (in the aggregate, “Total Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Section 5.2(d), would be subject to excise tax imposed by Section 4999 of the Code, the Total Payments shall be reduced to the largest amount as will result in no portion of the severance payment being subject to the excise tax imposed by Section 4999 of the Code.

(ii) If a reduction is required pursuant to Section 5.2(d)(i), the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(iii) The determinations to be made with respect to this Section 5.2(d) shall be made by a certified public accounting firm designated by the Company (which may be the Corporation’s independent auditors) and reasonably acceptable to the Participant (the “Accounting Firm”). For purposes of the determination by the Accounting Firm, the value of any noncash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4).

5.3. Time and Form of Payment.

(a) Upon an Eligible Termination, the Severance Benefits pursuant to Section 5.2(a) shall be paid in the form of installments, with the first installment occurring on the first regularly scheduled payroll date no later than 30 days following the date of the Participant’s Separation from Service, and the remaining installments occurring on a semi-monthly basis thereafter until all installments have been paid, provided that the Participant execute a Release pursuant to Section 5.6 hereof and that any applicable revocation period has expired prior to the time the first payment is due.

(b) Upon a Change in Control Termination:

(i) If the Change in Control implicated by Section 5.2(b) is also a “change in control event” within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, then the Severance Benefits due under Section 5.2(b) shall be made in a lump sum, payable no later than the 15th day of the third month following the later of the end of the Corporation’s tax year or the Participant’s tax year in which occurs the Participant’s effective date of Separation from Service under Section 5.2(b), provided that the Participant execute an irrevocable Release pursuant to Section 5.6 hereof prior to the time the payment is due.

(ii) If the Change in Control is not a “change in control event” within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, the Severance Benefits contemplated by Section 5.2(b) shall be made in 12 semi-monthly installment payments, with the first installment occurring on the first regularly scheduled payroll date following the effective date of the Participant’s Change in Control Termination; provided that the Participant execute an irrevocable Release pursuant to Section 5.6 hereof prior to the time the payment is due. For purposes of this Section 5.3(b)(ii), the effective date of a Participant’s Change in Control Termination shall mean, as applicable, (x)

the effective date of the Eligible Termination or (y) the effective date of the Participant’s resignation for Good Reason, which date shall be stated in the Participant’s written notice to the Corporation of his resignation for Good Reason and shall be no later than 60 days following the date of such notice. If the Participant believes Good Reason exists for terminating his or her employment, then the Participant shall give the Corporation written notice of the acts or omissions constituting Good Reason within thirty (30) days after learning of such acts or omissions constituting Good Reason (the “Good Reason Notice”). No termination of employment for Good Reason shall be effective unless (i) within thirty (30) days after receiving the Good Reason Notice, the Corporation fails to either cure such acts or omissions or notify the Participant of the intended method of cure, and (ii) the Participant delivers a written notice of termination to the Corporation and subsequently resigns within thirty (30) days after the Corporation’s deadline in (i) above expires.

5.4 Section 409A Compliance. If, at the time of a Participant’s Eligible Termination or Change in Control Termination with the Corporation, the Participant is a Specified Employee, then any Severance Benefits payable to the Participant prior to the six-month anniversary of the Participant’s date of Eligible Termination, which constitute deferred compensation subject to Section 409A of the Code, shall be delayed and not paid to the Participant until the first business day following the six-month anniversary of the effective date of the Eligible Termination or Change in Control Termination, as applicable, at which time such delayed amounts will be paid to the Participant in a cash lump sum. If a Participant dies on or after the date of the Participant’s date of Eligible Termination or Change in Control Termination and prior to the payment of the delayed amounts pursuant to this Section 5.4, any amount delayed pursuant to this Section 5.4 shall be paid to the Participant’s estate within 30 days following the Participant’s death. The Corporation shall not accelerate any payment or the provision of any benefits under this Plan or make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. It is understood that each installment is a separate payment, and that the timing of payment is within the control of the Corporation. To the extent this Plan is subject to Section 409A of the Code, the Corporation and the Participants intend all payments under this Plan to comply with the requirements of such section, and this Plan shall, to the extent reasonably practicable, be operated and administered to effectuate such intent. If, in the good faith judgment of the Corporation, any provision of this Plan could cause the Participant to be subject to adverse or unintended tax consequences under Section 409A of the Code, such provision shall be modified by the Corporation in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code.

5.5 Clawback Provisions. Notwithstanding any other provisions in this Plan to the contrary, any incentive-based compensation, or any other compensation, paid or payable to a Participant pursuant to this Plan or any other agreement or arrangement with the Corporation which is subject to clawback (recovery) under any law, government regulation, order or stock exchange listing requirement, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to law, government regulation, order, stock exchange listing requirement (or any policy of the Corporation adopted pursuant to any such law, government regulation, order or stock exchange listing requirement). Participant specifically authorizes the Corporation to withhold from his or her future wages any amounts that may become due under this provision. This Section 5.5 shall survive the termination of the Participant’s employment with the Corporation for a period of three (3) years.

5.6 Agreement and Release. Notwithstanding any provision of this Plan to the contrary, the obligation of the Corporation to pay any Severance Benefits to a Participant is expressly conditioned upon the Participant’s timely execution of an agreement by the Participant to (a) comply with the terms and conditions of Section 9 below and (b) be bound by a release of any and all claims arising out of or relating to the Participant’s employment and termination of employment (a “Release”), that is or becomes irrevocable not later than the date the first (or only) payment is due pursuant to Section 5.3 (the “Payment Date”). The Corporation shall have no obligation to pay any Severance Benefits to a Participant who fails to execute a Release that is or becomes irrevocable after the Payment Date. Such Release shall be made in a form satisfactory to the Corporation, substantially in the form set forth in Annex B hereto, and shall be for the benefit of the Corporation, its respective affiliates, and their respective officers, employees, directors, shareholders, agents, successors and assigns.

5.7 Nontransferability of Severance Benefits. No right to Severance Benefits may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Section 6. Beneficiary Designation. The beneficiary or beneficiaries of the Participant to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit shall be determined under the Corporation’s Group Life Insurance Plan. A Participant under the Plan may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, including the beneficiary designated under the Corporation’s Group Life Insurance Plan, and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Plan Administrative Committee) with the Corporation during the Participant’s lifetime. In the absence of a valid designation under the Corporation’s Group Life Insurance Plan or otherwise, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from taking, the Participant’s beneficiary shall be the Participant’s estate.

Section 7. Amendment and Termination.

7.1. Amendment and Termination. The Committee may at any time, and from time to time, in its sole discretion alter, amend, suspend or terminate the Plan in whole or in part for any reason or for no reason; provided, however, that no alteration, amendment, suspension or termination of the Plan shall adversely affect in any material way the Severance Benefits of any Participant who has an Eligible Termination or Change in Control Termination prior to such action.

7.2. Section 409A Compliance. If any provision of the Plan would, in the reasonable, good faith judgment of the Committee or the Plan Administrative Committee, result or likely result in the imposition on a Participant, beneficiary or any other person of additional taxes, penalties and interest under Section 409A of the Code, the Committee or the Plan Administrative Committee may modify the terms of the Plan, without the consent of any Participant or beneficiary, in the manner that the Committee or the Plan Administrative Committee may reasonably and in good faith determine to be necessary or advisable to comply with Section 409A of the Code; provided, however, that any such reformation shall, to the maximum extent the Committee or the Plan Administrative Committee reasonably and in good faith determines to be possible, retain the economic and tax benefits to the affected Participant hereunder while not materially increasing the cost to the Corporation of providing such benefits to the Participant.

Section 8. Tax Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Section 9. Prohibited Activity.

9.1. The Participant shall use Confidential Information only to the Corporation’s benefit and shall not at any time during or after his or her employment with the Corporation divulge or make accessible to any party any Confidential Information of the Corporation, except to the extent authorized in writing by the Corporation or otherwise required by law. The Participant shall give the Corporation written notice of any circumstances in which the Participant has actual notice of any access, possession or use of the Confidential Information not authorized by this Section 9.1.

9.2. In consideration of his or her receipt of benefits under this Plan, the Participant shall not at any time after his or her Separation from Service, without the prior written consent of the Plan Administrative Committee, directly or indirectly, retain in or have any interest, directly or indirectly, in any business competing with the business being conducted by the Corporation. For the six-month period immediately following the Participant’s Separation from Service for any reason, the Participant shall not engage in or have any interest, directly or indirectly, in any entity that competes in the hamburger quick service restaurant segment or that has a set of product offerings substantively similar to that of a material portion of the sales of a Sonic drive-in restaurant.

9.3. In consideration of his or her receipt of benefits under this Plan, the Participant shall not at any time during or after his or her employment with the Corporation make any negative or disparaging comments regarding the Corporation or its performance, operations, or business practices, or otherwise take any action that could reasonably be expected to adversely affect the Corporation or its professional reputation. The Participant may truthfully respond to inquiries by government agencies or to inquiries by any person through a subpoena or other valid judicial process without violating this Section 9.3.

9.4. In addition to any other relief to which the Corporation may be entitled, the Corporation will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining a Participant from an actual or threatened breach of the above covenants. In addition, and without limiting the Corporation’s other remedies, in the event of any breach by a Participant of such covenants, the Corporation will have no obligation to pay any of the amounts that continue to remain payable to the Participant after the date of such breach of the above covenants.

Section 10. Successors. All obligations of Sonic and the Corporation under the Plan with respect to Severance Benefits shall be binding on any successor to Sonic and the Corporation as the case may be, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of Sonic or the Corporation, merger, consolidation, or otherwise.

Section 11. Claims Procedure.

11.1. Adoption. The Plan Administrative Committee shall adopt and implement such rules and procedures as it may deem appropriate for the submission of claims for Severance Benefits under the Plan and shall communicate such rules and procedures as in effect from time to time to Participants.

11.2. Claims Procedure.

(a) If a Participant disputes his or her ineligibility for Severance Benefits, the Participant shall submit a claim in writing to the Claims Reviewer who shall review and consider the merits of the claim. Written notice of the Claims Reviewer’s decision regarding the application for benefits shall be furnished to the claimant or his or her authorized representative (“Claimant”) within 30 days after receipt of the claim; provided, however, that, if special circumstances require an extension of time for processing the claim, an additional 30 days from the end of the initial period shall be allowed for processing the claim, in which event the Claimant shall be furnished with a written notice of the extension prior to the termination of the initial 30-day period indicating the special circumstances requiring an extension and the date by which it is anticipated that a decision will be made. Any written notice denying a claim shall set forth the specific reasons for the denial, including specific reference to pertinent provisions of the Plan on which the denial is based; a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and a description of the review procedures set forth in this Section 11 and the time limits applicable to such procedures, including a statement that the Claimant may bring a civil action under Section 502(c) of ERISA if the claim is denied on appeal.

(b) A Claimant may review all relevant documents and may request a review by the Plan Administrative Committee of a decision denying the claim. Such a request shall be made in writing and filed with the Plan Administrative Committee within 60 days after delivery to the Claimant of written notice of the decision of the Claims Reviewer. Such written request for review shall contain all additional information that the Claimant wishes the Plan Administrative Committee to consider. The Plan Administrative Committee may hold a hearing or conduct an independent investigation, and the decision on review shall be made as soon as possible after the Plan Administrative Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Plan Administrative Committee of a request for review, unless special circumstances require an extension of time for processing, in which event an additional 60 days shall be allowed for review. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when it is anticipated that the determination will be made. Written notice of the decision on review shall include specific reasons for the decision, including the relevant information described in Section 11.2(a) with respect to the initial denial; a statement that the Claimant may review, upon request, copies of all documents relevant to the Claimant’s claim; and a statement that the Claimant is entitled to receive without charge reasonable access to any document (1) relied on in making the determination, (2) submitted, considered or generated in the course of making the benefit determination, (3) that demonstrates compliance with the administrative processes and safeguards required in making the determination, or (4) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment without regard to whether the statement was relied on.

11.3. Mandatory Arbitration.

(a) Any controversy or claim between the Claimant and the Corporation arising out of or relating to a claim for benefits payable by the Plan, including, but not limited to, all claims under ERISA, shall be settled by binding arbitration in the state of Oklahoma in accordance with the Rules of Commercial Arbitration (the “Rules”) of the American Arbitration Association. The Federal Arbitration Act, as may be amended from time to time (the “FAA”), as supplemented by the Oklahoma Arbitration Act (to the extent not inconsistent with the FAA), shall apply to the arbitration and all procedural matters relating to the arbitration. If any such arbitration is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrative Committee. At the election of the Corporation, the provisions of this Section 11.3 shall not apply to any controversies relating to the enforcement of Section 9 regarding prohibited activity, and the Corporation shall have the right to apply to any court of competent jurisdiction for appropriate injunctive relief for the infringement of the Corporation’s rights under Section 9.

(b) The parties shall select one arbitrator within 10 days after the filing of a demand and submission in accordance with the Rules. If the parties fail to agree on an arbitrator within that 10-day period or fail to agree to an extension of that period, the arbitration shall take place before an arbitrator selected in accordance with the Rules.

(c) The arbitration shall take place in Oklahoma City, Oklahoma, and the arbitrator shall issue any award at the place of arbitration. The arbitrator may conduct hearings and meetings at any other place agreeable to the parties or, upon the motion of a party, determined by the arbitrator as necessary to obtain significant testimony or evidence.

(d) The prevailing party shall have the right to enter the award of the arbitrator in any court having jurisdiction over one or more of the parties or their assets. The parties specifically waive any right they may have to apply to any court for relief from the provisions of this Plan or from any decision of the arbitrator made prior to the award.

(e) The prevailing party to the arbitration shall have the right to an award of its reasonable attorneys’ fees and costs (including the cost of the arbitrator) incurred after the filing of the demand and submission. If the Corporation prevails, the award shall include an amount for that portion of the administrative overhead reasonably allocable to the time devoted by the in-house legal staff of the Corporation.

(f) In the event any provision or application of this Section 11.3 shall be held illegal or invalid for any reason in any jurisdiction, the illegality or invalidity shall not affect the remaining parts of this Section 11.3, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

(g) In the event mandatory arbitration pursuant to this Section 11.3 is specifically prohibited by applicable law, in the determination of the Plan Administrative Committee, arbitrator or court of law in connection with a dispute between the Claimant and the Corporation with respect to the issue, the Claimant may seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, by filing a suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one year of the date the final decision on the adverse benefit determination on review is issued or lose any rights to bring such an action. The venue of any such suit or legal action shall be Oklahoma City, Oklahoma. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrative Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

Section 12. Legal Construction.

12.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2. Severability and Modifications. In the event any provision or application of such provision of the Plan shall be held illegal or invalid for any reason in any jurisdiction, the illegality or invalidity shall not affect the remaining parts of the Plan, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. Moreover, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

12.3. Requirements of Law. The operation of the Plan and the payment of Severance Benefits hereunder shall be subject to all applicable laws, rules, and regulations, and to such approvals as may be required.

12.4. Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

12.5. Special Compensation. Except as otherwise required by law or as specifically provided in any plan or program maintained by the Corporation, no payment under the Plan shall be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance, or other benefit plan maintained by the Corporation.

12.6. Incompetent Payee. If the Plan Administrative Committee shall find that any individual to whom any amount is payable under the Plan is found by a court of competent jurisdiction to be unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then the payment due to him or her or to his or her estate (unless a prior claim thereof has been made by a duly appointed legal representative) may, if the Plan Administrative Committee so elects, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such individual, or any other individual deemed by the Plan Administrative Committee to be a proper recipient on behalf of such individual otherwise entitled to payment. Any such payment shall constitute a complete discharge of all liability of the Plan thereof.

12.7. Plan Not an Employment Contract. This Plan is not, nor shall anything contained herein be deemed to give any Employee, Participant or other individual any right to be retained in his or her employer’s employ or to in any way limit or restrict his or her employer’s right or power to discharge any Employee or other individual at any time and to treat such Employee without any regard to the effect which such treatment might have upon him or her as a Participant of the Plan.

ANNEX A

FORM OF ACKNOWLEDGEMENT AGREEMENT

By signing below, I acknowledge to Sonic Corp. (“Sonic”) that:

(a)	I have read the Sonic Corp. Executive Severance Plan (the “Plan”);

(b)

I understand the terms and conditions of the Plan, including, but not limited to, the covenants on prohibited activity in Section 9 of the Plan, as well as the mandatory arbitration provisions of Section 11.3 of the Plan;

(c)	I was advised by Sonic, and I am aware, of my right to consult with an attorney before signing this Agreement;

(d)

In consideration of the benefits I would receive under the Plan, I accept the terms and conditions of the Plan, including, but not limited to, the covenants on prohibited activity in Section 9 of the Plan, as well as the mandatory arbitration provisions of Section 11.3 of the Plan;

(e)	I have signed this Agreement knowingly and voluntarily and without any duress or undue influence on the part or behalf of Sonic or any of its affiliates;

(f)	I acknowledge that in signing this Agreement, I have not relied upon any representation or statement not set forth in this Agreement or the Plan made by Sonic or any of its representatives; and

(g)

I acknowledge that this Agreement sets forth the entire understanding between Sonic and me in connection with its subject-matter and supersedes and replaces any express or implied, written or oral, prior agreement of plans or arrangement with respect to the terms of my employment and the termination thereof which I may have had with Sonic or any of its affiliates.

[Employee Name]

Date

ANNEX B

FORM OF RELEASE

In connection with my separation from service with Sonic Corp. (“Sonic”), I provide the following Release of Claims (the “Release”).

I. General Release.

I, and each of my respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge Sonic, its subsidiaries and affiliates (the “Company Group”) and each of their respective officers, employees, directors, shareholders, agents, successors and assigns from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) my employment relationship with and service as an employee or officer of the Company Group, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that this Release shall not apply to any claims by me for benefits to which I am entitled as of the date of this Release under Sonic’s compensation and benefit plans, subject, in each case, to the applicable terms and conditions of each such plan. Without limiting the scope of the foregoing provision in any way, I hereby release all claims relating to or arising out of any aspect of my employment with the Company Group, including but not limited to, all claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991 and the laws amended thereby; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1963; any contract of employment, express or implied; any provision of the Constitution of the United States or of any particular State; and any other law, common or statutory, of the United States, or any particular State; any claim for the negligent and/or intentional infliction of emotional distress or specific intent to harm; any claims for attorneys fees, costs and/or expenses; any claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; and/or any other federal, state or local human rights, civil rights, wage and hour, wage payment, pension or labor laws, rules and/or regulations; all claims growing out of any legal restrictions on the Company Group’s right to hire and/or terminate its employees, including all claims that were asserted and/or that could have been asserted by me and all claims for breach of promise, public policy, negligence, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, etc. The Releasors further agree that the payments and benefits described in the Executive Severance Plan shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of my employment relationship or my service as an employee or officer of the Company Group and the termination thereof.

II. Specific Release of ADEA Claims.[IF APPLICABLE]

In consideration for, among other things, certain actions by Sonic in support of my Separation from Service, the Releasors hereby unconditionally release and forever discharge the Company Group from any and all Claims arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) that I may have as of the date of my signature to this Agreement. By signing this Release, I hereby acknowledge and confirm the following:

(i)

I was advised by Sonic in connection with my termination to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA;

(ii)

I was given a period of not fewer than [21] / [45][1] days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto, and was given the option to sign the Release in fewer than [21] / [45] days if I desired;

(iii)	I am providing the release and discharge set forth in this Release only in exchange for consideration in addition to anything of value to which I am already entitled; and

(iv)	I knowingly and voluntarily accept the terms of this Release.

I acknowledge that I understand that I may revoke this specific ADEA release contained in this Section II of this Release within seven days following the date on which I sign this Release (the “Revocation Period”) by providing to the General Counsel of Sonic written notice of my revocation of the release and waiver contained in this Section II of this Release prior to the expiration of the Revocation Period. This right of revocation relates only to the ADEA release set forth in this Section II of this Release and does not act as a revocation of any other term of this Release. Any payments or benefits provided to me under the Executive Severance Plan shall not commence unless the Revocation Period has expired.

III. Restrictive Covenants. I acknowledge that I am subject to Section 9 of the Executive Severance Plan, and I shall comply with the provisions thereof.

IV. Representations and Warranties

I agree that I have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents. I represent and warrant that I have not assigned any of the Claims being released under this Release.

I acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to me by Sonic or by any of its agents, representatives, or attorneys to induce the execution of this Release. I understand and acknowledge the significance and consequences of this Release, that it is voluntary, that it has not been entered into as a result of any coercion, duress or undue influence, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. I acknowledge that I had full opportunity to discuss any and all aspects of this Release with legal counsel, and have availed myself of that opportunity to the extent desired. I acknowledge that I have carefully read and fully understand all of the provisions of this Release and have signed below only after full reflection and analysis.

V. Miscellaneous

This Release sets forth the entire understanding between Sonic and me in connection with its subject-matter and supersedes and replaces any express or implied, written or oral, prior agreement of

[1]	A 45-day review period is offered only in the event of a reduction in force (within the meaning of ADEA).

plans or arrangement with respect to the terms of my employment and the termination thereof which I may have had with the Company Group. I acknowledge that in signing this Release, I have not relied upon any representation or statement not set forth in this Release made by Sonic or any of its representatives.

By signing this Release, I acknowledge that: (a) I have read this Release; (b) I understand this Release and know that I am giving up important rights; (c) [Section II of this Release shall not become effective or enforceable for a period of seven (7) days following its execution]; (d) I was advised by Sonic, and I am aware, of my right to consult with an attorney before signing this Release; and (e) I have signed this Release knowingly and voluntarily and without any duress or undue influence on the part or behalf of Sonic.

[Employee Name]

Date